Exhibit 99.1

ESI Names J. Michael Dodson Vice President of Administration and Chief Financial Officer

    PORTLAND, Ore.--(BUSINESS WIRE)--May 5, 2003--Electro Scientific Industries, Inc. (Nasdaq:ESIOE) announced today that J. Michael Dodson has been named vice president of administration and chief financial officer. Dodson replaces Richard Okumoto, who has resigned. Dodson will oversee finance and accounting as well as other administrative functions for the company.
    "Michael is a significant addition to our management team," said Barry Harmon, president and chief executive officer of ESI. "Under his leadership, we believe ESI will reestablish a strong financial reporting process and internal control environment."
    Dodson has extensive financial and accounting experience in the semiconductor capital equipment industry. Most recently, he was chief financial officer of SpeedFam-IPEC, Inc. in Chandler, Arizona, where he successfully managed a restructuring of the company and reorganized the structure of its Asian operations. From 1996 to 1999, he was vice president, corporate controller and chief accounting officer of Novellus Systems, Inc. in San Jose, California. Prior to that, Dodson was an auditor with Ernst & Young in San Jose, where his client base was high technology manufacturing companies.
    "I am pleased to join ESI to work with the management team and board of directors," said Dodson. "I am impressed with the commitment of the current ESI team and am confident in our ability to push through these challenging times and emerge a stronger company. To ensure an efficient and effective process, ESI has brought a strong team of professionals and resources to bear on the ongoing review of the company's fiscal 2003 financial statements."
    Okumoto, who joined ESI in February 2003 as vice president of administration and chief financial officer, said, "I look forward to returning to the San Francisco Bay area. I plan to take a position as an executive officer with another public company."

    This press release contains express or implied forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, those regarding the ongoing review of the Company's financial statements, the strength of the Company's financial reporting process and internal control environment and the strength of the Company's fundamental business. Such "forward-looking statements" involve known and unknown risks, uncertainties and other factors, which may cause actual results or performance to be materially different from those projected. For more information regarding the risks facing the Company, please see the Company's annual report on Form 10-K for the year ended June 1, 2002 and subsequent quarterly reports on Form 10-Q and its other filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.

    About ESI

    ESI, headquartered in Portland, Oregon, supplies high-value, high-technology manufacturing equipment to the global electronics market. Using its expertise in laser/material interaction, small parts handling, machine vision and real-time control systems, the company enables the production of leading-edge products for customers in the semiconductor, passive component and electronic interconnect markets. ESI's web site is http://www.esi.com.

    CONTACT: Electro Scientific Industries
             Fletcher Chamberlin, 503/671-5233